UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2016

Carolina Trust BancShares, Inc.
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-55683	81-2019652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina		28092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 735-1104

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Carolina Trust BancShares, Inc. (the “Company”) has appointed Ralph N. Strayhorn, III to its board of directors. He has not been appointed to any committees of the Company’s board of directors at this time. Mr. Strayhorn also serves as a member of the board of directors of Carolina Trust Bank, a subsidiary of the Company, and he is Managing Partner of Cape Point Advisory Partners, LLC, Charlotte, NC.

Mr. Strayhorn has spent the last 35 years in the banking and related financial businesses since receiving his JD degree in 1981 from UNC-Chapel Hill and his BA from UNC-Chapel Hill in 1977. During 14 of the last 22 years, he has served as an executive officer of four banks in North Carolina and one in Florida, served on the board of directors of all five of these banks and served as President and CEO of four of these banks.

Mr. Strayhorn has both lectured and spoken at various directors’ colleges and CEO forums in North Carolina, South Carolina and Virginia and has addressed the North Carolina Banking Commission on the “Anatomy of a Failure” and the present state of community banking in North Carolina. Effective November 30, 2013, Mr. Strayhorn was appointed by the Honorable Pat McCrory, Governor of North Carolina, to a four year term as a director of the Golden L.E.A.F. Foundation (GLF) and serves as Chairman of the Investment Committee.

Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank. Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA TRUST BANCSHARES, INC.

Date: December 22, 2016	By:	/s/ Edwin E. Laws
Edwin E. Laws
Executive Vice President and Chief Financial Officer